SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.1)


Filed by the registrant    [X}
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

[ ]      Preliminary Information Statement

[ ]      CONFIDENTIAL, FOR USE OF THE COMMISSION
         ONLY (AS PERMITTED BY RULE 14C-5(D)(2))

[X]      Definitive Information Statement

                                TELOS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

               Payment of Filing Fee (check the appropriate box):

[X]  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

(5)  Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

     ---------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

(3)  Filing Party:

     ---------------------------------------------------------------------------
(4)  Date Filed:

     ---------------------------------------------------------------------------

                                Telos Corporation
                               19886 Ashburn Road
                             Ashburn, Virginia 20147

                              INFORMATION STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 6, 2001

     This Information Statement is furnished by Telos Corporation, a Maryland corporation ("Telos" or the "Company"), formerly known as C3, Inc., to the holders of the Company's 12% Cumulative Exchangeable Redeemable Preferred Stock ("Exchangeable Preferred Stock") in connection with the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held in the auditorium at the Company's headquarters located at 19886 Ashburn Road, Ashburn, Virginia 20147 on November 6, 2001 at 9:30 a.m., Eastern Standard Time, or any adjournment of it, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders ("Annual Meeting Notice").

     This Information Statement is being mailed to holders of the Exchangeable Preferred Stock on or about October 5, 2001 together with the Annual Meeting Notice and the Company's 2000 Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


                 WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE
                       REQUESTED NOT TO SEND US A PROXY.


Nominations

         Telos has received nominations for election as Class D Directors for the following persons:

                                 Geoffrey Baker
                                 Malcolm Sterrett

     The Board of Directors of Telos does not take any position with respect to the election of any of the nominees as Class D Directors, and does not make any recommendation "For" or "Against" the election of any nominee.

Voting At Meeting

     The record date for determining the shareholders entitled to vote at the Annual Meeting is September 20, 2001 ("Record Date"). As of the Record Date, there were 3,185,586 shares of Exchangeable Preferred Stock outstanding. Each share of Exchangeable Preferred Stock is entitled to one vote at the Annual Meeting on the election of Class D Directors and may be voted for as many individuals as there are Class D Directors to be elected. The purpose of the Annual Meeting is to allow the holders of the Exchangeable Preferred Stock to elect two (2) Class D Directors to the Telos Board of Directors. The Company has received two (2) nominations for these two (2) Class D Director positions. Holders of Exchangeable Preferred Stock are not entitled to vote at the Annual Meeting on the election of any directors other than Class D Directors. There is no cumulative voting. Directors are elected by a plurality of the votes cast with a quorum present. A quorum consists of shareholders representing, either in person or by proxy, a majority of the outstanding shares of each class of stock entitled to vote at the Annual Meeting. Abstentions are considered in determining the presence of a quorum but will not affect the plurality vote required for the election of directors.

     Broker non-votes will have no effect on the election of directors by a plurality vote. Because the election of the Class D Directors is not being contested, the election of the nominees will be considered a "discretionary" item upon which broker-dealers may vote on behalf of their clients where the clients have not submitted voting instructions. Therefore, there will be no broker non-votes at the annual meeting.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information concerning the security ownership of management and those persons believed by the Company to be beneficial owners of more than 5% of the Company's Class A Common Stock, Class B Common Stock and Exchangeable Preferred Stock at June 30, 2001.


Title of Class                  Name and Address of Beneficial Owner       Amount and Nature of     Percent of
                                                                           Beneficial Ownership     Class
                                                                           as of
                                                                           June 30,2001
Class A Common Stock            John R. C. Porter                          22,190,718 shares (A)    80.52%
                                Collette House, 3rd Floor
                                52-55 Piccadilly
                                London W1J ODX

Class A Common Stock            C3, Inc. 401(k) Plan and Telos              3,658,536 shares        17.28%
                                Corporation Savings Plan
                                c/o Telos Corporation
                                19886 Ashburn Road
                                Ashburn, VA 20147

Class B Common Stock            F&C Nominees Limited                        2,102,450 shares (B)    52.07%
                                Berkeley Square House, Berkeley Square
                                London W1X 5PA England

Class B Common Stock            Hare and Company                            1,186,720 shares        29.39%
                                C/o Bank of New York
                                PO Box 11203
                                New York, NY  10004

Class B Common Stock            Cudd & Company                                669,888 shares        16.59%
                                11th Floor, 4 New York Plaza
                                New York, NY  10004

Class A Common Stock            David S. Aldrich                              695,222 shares (C)     3.18%
Class A Common Stock            William L. P. Brownley                        189,348 shares (C)     0.89%
Class A Common Stock            Michael P. Flaherty                           112,000 shares (C)     0.53%
Class A Common Stock            Robert J. Marino                              616,473 shares (C)     2.83%
Class A Common Stock            Thomas J. Ferrara                              41,548 shares (C)     0.20%
Class A Common Stock            John B. Wood                                1,725,091 shares (C)     7.55%
Class A Common Stock            All Officers and Directors as a Group       3,385,823 shares (D)    13.86%
                                (10 persons)


12% Cumulative                  John C. Boland                                 31,220 shares (E)     2.40%
Exchangeable Redeemable         714 St. Johns Road
Preferred Stock                 Baltimore, MD  21210-2134

12% Cumulative Exchangeable     Value Partners, Ltd.                          714,317 shares (F)    22.42%
Redeemable Preferred Stock      2200 Ross Avenue, Suite 4660
                                Dallas, TX 75201
                                Fisher Ewing Partners
                                2200 Ross Avenue, Suite 4660
                                Dallas, TX 75201

12% Cumulative Exchangeable     Wynnefield Partners Small Cap Value, L.P.     228,500 shares (G)     7.17%
Redeemable Preferred Stock      One Penn Plaza, Suite 4720
                                New York, NY  10119
                                Channel Partnership II, L.P.
                                One Penn Plaza, Suite 4720
                                New York, NY  10119
                                Wynnefield SmallCap Value
                                Offshore Fund, Ltd.
                                One Penn Plaza, Suite 4720
                                New York, NY  10119

(A) Mr. Porter's holdings include 6,388,916 shares of Class A Common Stock purchasable upon exercise of a warrant.

(B) F&C Nominees Limited responded to the Company's request for the names and addresses of the beneficial owners of the Company's Class B Common Stock held by F&C Nominees Limited by providing the following information: FACET
     - 1,681,959 shares, FACET L.P. - 420,490 shares. F&C Nominees Limited did not provide to the Company the addresses of these beneficial owners.

(C) The common stock holdings of Messrs. Aldrich, Brownley, Flaherty, Marino, Ferrara and Wood include 330; 12,000; 0; 20,421; 9,048 and 37,474 shares of the Company's Class A Common Stock, respectively, held for their beneficial interest by the C3, Inc. 401(k) Plan and Telos Corporation Savings Plan. Messrs. Aldrich, Brownley, Flaherty, Marino, Ferrara and Wood hold options to acquire 686,500; 171,250; 112,000; 574,000; 32,500; and 1,679,225 shares of the Company's Class A Common Stock, respectively, in addition to their current common stock holdings. These shares are purchasable upon exercise of the options and are exercisable within 60 days of June 30, 2001.

(D) The common stock holdings of the Company's officers and directors as a group include 79,414 shares of the Company's Class A Common Stock held for their beneficial interest by the C3, Inc. 401(k) Plan and Telos Corporation Savings Plan. The total of 79,414 shares includes 12,000 shares held for the beneficial interest of Mr. Brownley, who resigned from the positions of Vice President and General Counsel in 2000. Under the Company's stock option plan and certain stock option agreements, all officers and directors as a group hold options to acquire 3,261,475 shares of Class A Common Stock exercisable within 60 days of June 30, 2001.

(E) John C. Boland holds 30,000 shares of the 12% Cumulative Exchangeable Redeemable Preferred Stock. In addition, he is the manager and owner of the general partner of Remnant Partners, LP which owns 46,500 shares of the 12% Cumulative Exchangeable Redeemable Preferred Stock of the Company. Mr. Boland has filed on Form 3 with the Commission that he may be deemed to own 1,220 of Remnant Partners LP's 46,500 shares.

(F) Value Partners Ltd. ("VP") and Fisher Ewing Partners ("FEP") have filed jointly a Schedule 13D under which they disclosed that they may act as a "group" within the meaning of Section 13(d) of the Securities Exchange Act. Each of the reporting persons disclosed that it may be deemed to beneficially own the aggregate of 714,317 shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively. According to an Amendment to the Schedule 13D filed on May 10, 1996, each of FEP and Timothy G. Ewing and Richard W. Fisher may be deemed to have the sole power to vote and to dispose of the shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively.

(G) Wynnefield Partners SmallCap Value, L.P., ("WPSCV"), Channel Partnership II, L.P. ("CP"), and Wynnefield SmallCap Value Offshore Fund, Ltd. ("WSCVOF") have jointly filed a Schedule 13D under which they disclosed they may act as a "group" within the meaning of Section 13(d) of the Securities Exchange Act. Each of the reporting persons disclosed that it may be deemed to beneficially own the aggregate of 228,500 shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively. According to the Schedule 13D, Nelson Obus and Joshua Landes, by virtue of their status as general partners of WPSCV, Mr. Obus as general partner of CP and Messrs. Obus and Landes, as officers of WSCVOF's investment manager, have the power to vote or to direct the vote and the power to dispose and to direct the disposition of the shares of Exchangeable Preferred Stock owned by WPSCV, CP and WSCVOF, respectively.

Directors and Executive Officers

     The following is certain biographical information concerning the directors and executive officers of the Company. The term of each of the directors to be elected at the Annual Meeting continues until the next annual meeting of shareholders and until his successor is elected and qualified, except that the directorships held by the Class D Directors will terminate whenever all accumulated dividends on the Exchangeable Preferred Stock have been paid.

Dr. Fred Charles Ikle, Chairman of the Board

     Dr. Ikle (age 77) was elected to the Company's Board of Directors on January 31, 1994 and was elected Chairman of the Board in January 1995. He is Chairman of Conservation Management Corporation and a member of the Defense Policy Board of the Secretary of Defense. Dr. Ikle is on the Board of Governors of the Smith Richardson Foundation and is a Distinguished Scholar at the Center for Strategic & International Studies. From 1981 to 1988, Dr. Ikle served as Under Secretary of Defense for Policy.

John B. Wood, Executive Chairman of the Board

     Mr. Wood (age 38) has served as Executive Chairman of the Board since March 8, 2000. From January 1994 until March 8, 2000, Mr. Wood served as President and Chief Executive Officer of the Company. Mr. Wood has also served as Chairman and CEO of Enterworks, Inc. since January 1996. Between 1992 and 1994, Mr. Wood served as Chief Operating Officer and as an Executive Vice President of the Company. Prior to joining the Company, Mr. Wood founded a boutique investment-banking firm on Wall Street.

David S. Aldrich, President, Chief Executive Officer and Director

     Mr. Aldrich (age 42) was appointed to the positions of President and Chief Executive Officer of the Company on March 8, 2000. He was elected to the Board of Directors on February 8, 2000. He was appointed to the position of Chief Operating Officer of the Company in January 1999. He joined the Company in September 1996 as Vice President, Corporate Development and Strategy. Prior to joining the Company, he was a partner in the Financial Advisory Services Group - Corporate Finance at Coopers & Lybrand L.L.P. Prior to joining Coopers & Lybrand L.L.P. in 1991, Mr. Aldrich was Senior Vice President at Dean Witter Capital Corp., the merchant banking arm of Dean Witter Reynolds, Inc.

Dr. Stephen D. Bryen, Director

     Dr. Stephen Bryen (age 58) was elected to the Company's Board of Directors on January 31, 1994. He currently serves as a Director in Jefferson Partners, L.L.C., a strategic management consulting and merchant-banking firm with offices in Washington, D.C. and New York, and as Managing Director of Aurora Marketing and Business Development of Washington D.C. From 1981 to 1988 Dr. Bryen served as the Deputy Under Secretary of Defense for Trade Security Policy and as the Director of the Defense Technology Security Administration, which he founded.

Norman P. Byers, Director

     Mr. Byers (age 54) was elected to the Board of Directors on January 31, 1994. He is Vice President and General Manager of Foxhunt Incorporated, a provided of contract and long-term technical staffing and executive recruiting services in McLean, Virginia. Previously, Mr. Byers was President and CEO of Virginia based Classwise, Incorporated, a distance learning ISP. Prior to his work at Classwise, Mr. Byers was COO of The Carpe Diem Group, President of Telos International Corporation, and managing partner of International Strategies Limited. From 1968 until his retirement in 1989, Mr. Byers served in a variety of operational and staff positions in the United States Air Force.

Malcolm M. B. Sterrett, Class D Director

     Mr. Sterrett (age 58) is a private investor and was elected to the Company's Board of Directors on July 31, 1998 as part of the preferred stockholders class. From 1989 to 1993, he was a partner at the law firm of Pepper Hamilton & Scheetz in Washington, D.C. From 1988 to 1989, he served as General Counsel to the U.S. Department of Health and Human Services and from 1982 to 1988; he was a Commissioner on the U.S. Interstate Commerce Commission. Prior thereto, he was Vice President and General Counsel to the United States Railway Association and served as Staff Director and Counsel to the U.S. Senate Committee on Commerce, Science and Transportation. Mr. Sterrett is also a member of the Board of Directors of Trans World Corporation.

  John C. Boland, Class D Director

     Mr. Boland (age 53) was appointed to the Board of Directors on December 17, 1999 as a result of Mr. Huertematte's resignation. He has been owner of the general partner of Remnant Partners L.P., an investment partnership, since 1992. From 1989 to 1995, he was the publisher of Bankruptcy Values, an institutional research service. Prior to entering the investment business, Mr. Boland was an editor of Barron's Financial Weekly (from 1978 to 1983) and a freelance financial writer. Mr. Boland has not been nominated for re-election as a Class D Director.

William L. Prieur Brownley, Former Vice President and Former General Counsel

     Mr. Brownley (age 44) joined the Company in April 1991 and is responsible for the management of the Company's legal affairs. For the five years prior to joining the Company, he served as Assistant General Counsel and then as General Counsel at Infotechnology Inc., an investment company whose holdings included various companies in the communications industry. Mr. Brownley resigned from the Company in January 2001.

Robert J. Marino, Executive Vice President and Chief Sales and Marketing Officer

     Mr. Marino (age 64) joined the Company in 1988 as Senior Vice President of Sales and Marketing. In 1990, his responsibilities were expanded to include Program Management in addition to Sales and Marketing. On January 1, 1994, Mr. Marino was appointed to President of Telos Systems Integration, and on January 1, 1998, he was appointed to his current position. Prior to joining the Company in February 1988, Mr. Marino held the position of Senior Vice President of Sales and Marketing with Centel Federal Systems and M/A-COM Information Systems, both of which are U.S. Government contractors.

  Thomas J. Ferrara, Chief Financial Officer and Treasurer

     Mr. Ferrara (age 43) was appointed Chief Financial Officer of the Company on September 14, 2000. He was elected Vice President of Finance and Accounting and Treasurer on February 8, 2000. He joined the Company in 1994 as Director of Pricing and was responsible for all pricing of major contracts and Company forecasts. Prior to joining Telos, Mr. Ferrara was the Accounting Manager for Cordant, a privately held government contractor.

  Michelle Wertz, Vice President of Human Resources and Corporate Secretary

     Ms. Wertz (age 38) was appointed Vice President, Human Resources for Telos Corporation in July of 2000 and Corporate Secretary in September, 2000. Ms. Wertz joined Telos in May, 1998 to revamp the Recruiting and Retention activities for the company leading to her position as Vice President, Resource Management in December of 1999. Ms. Wertz' previous Human Resources experience from 1995 - 1998 includes working for America Online, IPR Staffnet and Total Systems Solutions to provide technical and professional staffing solutions and best practice recruiting strategies.

Michael P. Flaherty, Executive Vice President, General Counsel and
  Chief Administrative Officer

     Mr. Flaherty (age 56) was appointed Executive Vice President, General Counsel and Chief Administrative Officer on January 3, 2001. Prior to joining Telos Corporation, Mr. Flaherty was of counsel in the law firm of O'Donnell & Shaeffer, LLC and principal shareholder and Chief Executive Officer of First Continental Group, Inc. Mr. Flaherty has extensive experience in all aspects of civil litigation, serving as lead trial counsel for major corporations. Mr. Flaherty has also served as General Counsel of the U.S. House of Representatives Committee on Banking, Finance and Urban Affairs and Counsel to the Speaker of the House of Representatives. Additionally, Mr. Flaherty is the past chairman of the Executive Committee of the Federal Bar Association's Banking Law Committee.

         Each of the directors and executive officers of the Company is a United States citizen.

Biographies of Nominated Directors

Geoffrey Baker

     Mr. Baker (age 52) is a private investor and since 1983 has been a partner in Baker & Donaldson, a private investment firm. Previously, he served as Legislative Director to U.S. Senator Lowell P. Weicker, Jr., and as counsel to the U.S. Senate Committee on Commerce, Science and Transportation. A graduate of Stanford University and of the Georgetown University Law Center, he has served on public and private corporate boards and currently serves as Chairman of the Board of St. Albans School, Washington, D.C.

Malcolm Sterrett*

     Mr. Sterrett (age 58) is a private investor and was elected to the Company's Board of Directors on July 31, 1998 as part of the preferred stockholders class. From 1989 to 1993, he was a partner at the law firm of Pepper Hamilton & Scheetz in Washington, D.C. From 1988 to 1989, he served as General Counsel to the U.S. Department of Health and Human Services and from 1982 to 1988; he was a Commissioner on the U.S. Interstate Commerce Commission. Prior thereto, he was Vice President and General Counsel to the United States Railway Association and served as Staff Director and Counsel to the U.S. Senate Committee on Commerce, Science and Transportation. Mr. Sterrett is also a member of the Board of Directors of Trans World Corporation.

*  Current Class D Director

Meetings of the Board of Directors and Committees of the Board of Directors

     During the fiscal year ended December 31, 2000 (the "Last Fiscal Year"), the Board of Directors held eight meetings. Each of the incumbent directors attended at least 90% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served.

     The Board of Directors has three standing committees: the Audit Committee, the Executive Committee and the Compensation Committee.

     The Audit Committee, which consists of Directors Bryen, Byers and Sterrett, met 4 times during the last Fiscal Year. Mr. Sterrett joined the Audit Committee in 2001. Directors Bryen, Byers and Sterrett are considered independent directors according to Rule 4200 (a)(15) of the NASD's listing standards.

     The Executive Committee, which consists of Directors Ikle, Wood, and Aldrich, met 6 times during the Last Fiscal Year.

     The Compensation Committee, which consists of Directors Ikle, Bryen and Byers, was established to review and approve the compensation of the Executive Chairman of the Company, and its Options Subcommittee to grant stock options under the Company's Option Plans and to review the Company's programs relating to the recruitment, retention and motivation of employees, for recommendation to the Board of Directors. The Compensation Committee met one time during the last Fiscal Year.

Audit Committee Report

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Information Statement, in whole or in part, the following report and the Compensation Committee Report set forth elsewhere in this Information Statement shall not be deemed to be incorporated by reference into any such filings, except to the extent the Company specifically incorporates this report by reference therein.

     On November 29, 2000, the Board adopted a charter for the Audit Committee, a copy of which is attached as Exhibit A. Pursuant to the charter, the Audit Committee, among other things, makes recommendations as to the engagement and fees of the independent auditors, reviews the preparations for and the scope of the audit of the Company's annual financial statements, reviews drafts of such statements, monitors the functioning for the Company's accounting and internal control systems by meeting with representatives of management, the independent auditors and the internal auditors and reviews and approves transactions between the Company and our directors, officers and affiliates. In addition, in accordance with the regulations of the Securities and Exchange Commission, the Audit Committee has issued the following report. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission.

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including SAS 61 (Codification of Statements on Auditing Standards, AU ss.380). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board in Independence Standards Board Standard no. 1.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee has recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company's independent auditors.

         Submitted by the Audit Committee:

                                            Dr. Stephen Bryen
                                            Mr. Norman P. Byers
                                            Mr. Malcolm M.B. Sterrett

Compensation Committee Report on Executive Compensation

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Information Statement, in whole or in part, the following report and the Audit Committee Report set forth elsewhere in this Information Statement shall not be deemed to be incorporated by reference into any such filings, except to the extent the Company specifically incorporates this report by reference therein.

         Executive Compensation

     The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executive officers who are capable of effectively leading and continuing the growth of the Company. Officers of the Company are paid salaries in line with their responsibilities and generally comparable to industry standards. Executive officers are also eligible to receive discretionary bonuses upon the achievement of revenue and profit goals established by the Company as an incentive for superior individual, group and corporate performance. Likewise, stock option grants to officers (and other employees) promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various factors primarily relating to the responsibilities of the individual officers and also to their expected future contributions and prior option grants. All executive officers are also significant shareholders and/or holders of options to purchase significant amounts of Common Stock. To the extent that the performance of such individual officers translates into an increase in the value of the Common Stock, all shareholders, including such officers, share the benefits.

         Compensation of the Executive Chairman

     The Compensation Committee will annually review and approve the compensation of the Executive Chairman of the Company. The Board believes that Mr. Wood, the Company's Executive Chairman, is paid a reasonable salary based on the same corporate financial goals as the other officers of the Company. Mr. Wood, like other employees is eligible to receive discretionary bonuses based on performance. In addition, Mr. Wood is a significant beneficial shareholder of the Company through the Company's stock option plans, and to the extent his performance as Executive Chairman translates into an increase in the value of the common stock, all shareholders, including him, share the benefits.

     The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's shareholders. To the extent that certain executive officers will or may exceed $1 million in any year, the provisions of Section 162 (m) of the code may limit the deductibility of such compensation unless an exception to such limitations is available. Because of the uncertainties surrounding the application and interpretation of such limits, no assurance can be given that such compensation will be deductible.

         Submitted by the Compensation Committee:

                                            Dr. Fred Ikle
                                            Dr. Stephen Bryen
                                            Mr. Norman P. Byers

Certain Relationships and Related Transactions

     Information concerning certain relationships and related transactions between the Company and certain of its current and former officers and directors is set forth below.

     Mr. John R. Porter, the owner of a majority of the Company's Class A Common Stock, has a consulting agreement with the Company whereby he is compensated for consulting services provided to the Company in the areas of marketing, product development, strategic planning and finance as requested by the Company. Mr. Porter was paid $200,000 by the Company in 2000, 1999 and 1998 pursuant to this agreement, which amounts were established as a result of negotiations between the Company and Mr. Porter.

     Mr. Norman Byers, a director of the Company, previousl had a consulting agreement with the Company to help the Company expand its business operations into the international marketplace. Under such agreement, Mr. Byers received $10,500 a month for his services. Mr. Byers was compensated $125,000 in 1998. This consulting agreement was terminated in the fourth quarter of 1998.

     Mr. Hester, former Executive Vice President and former Chief Operating Officer of the Company, previously had a consulting agreement with the Company to provide strategic advice concerning the Company's hardware services division. Under this agreement, Mr. Hester received $206,000 for his services during 1999 and 2000 and was eligible for a bonus under certain circumstances, at the Company's discretion. Under this agreement, Mr. Hester received a bonus of $130,000 payable in installments during 2000. Mr. Hester's consulting agreement was terminated December, 2000.

     Mr. Gerald Calhoun, former Vice President of Human Resources and Corporate Secretary, entered into a settlement agreement with the Company to resolve a dispute over Mr. Calhoun's employment contract with the Company. The Company will pay Mr. Calhoun 24 months of severance in installments from 2000 until 2002 and provide certain benefits pursuant to his employment contract. Mr. Calhoun's payment of salary and fringe benefits amounts to approximately $189,000 per annum. Under the agreement, the Company extended the option term of Mr. Calhoun's vested options until September 2001.

     Mr. William L.P. Brownley, former Vice President and General Counsel of the Company, entered into an agreement with the Company whereby he will serve in an of counsel capacity to the Company from December 31, 2000 through March 31, 2003 and provide certain benefits pursuant to his employment contract. In return, Mr. Brownley will be paid $220,000 per annum from January 1, 2001 through March 31, 2003.

     Mr. Lorenzo Tellez, former Chief Financial Officer, Treasure and Vice President of the Company, resigned from the Company in December of 1999 and is being paid $219,000 per annum and compensated for certain benefits, pursuant to his employment contract with the Company, which will terminate in December 2001.

     The Company sponsors a defined contribution employee savings plan known as the Telos Shared Savings Plan ("the Plan"). Under the Plan, all full-time employees are eligible to participate. The Company, as the sponsor of the Plan, has the right to appoint and remove the persons who serve as Trustees for the Plan. At June 30, 2001 the Trustees of the Plan were Michelle Wertz, Corporate Secretary and Vice President of Human Resources; Richard Tracy, Senior Vice President of Xacta, Inc., a wholly-owned subsidiary of the Company; Edward Williams, Senior Vice President Operations; and David Pearson, Corporate Controller.

Executive Compensation

     Summary Compensation Table. The following table shows for the years ended December 31, 2000, 1999 and 1998, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to the chief executive officer and the four other most highly compensated executive officers of the Company in fiscal year 2000.



                                                                         Long-Term
                                                                       Compensation (1)        All Other
 Name and Principal Position  Year         Salary         Bonus        Options/SARs (#)     Compensation (5)
 ---------------------------  ----         ------         -----        ----------------     ----------------


 John B. Wood                 2000       $ 350,002 (7)    $     --              --           $  18,100 (6)
 (Executive Chairman)         1999         348,574         245,000       2,000,000 (3)          13,000 (6)
                              1998         334,198              --              --              13,000 (6)

 William L.P. Brownley        2000         192,653              --          20,000 (2)           4,816
 (former VP and Former        1999         170,997         100,000         200,000 (3)           4,275
  General Counsel)            1998         166,961              --         135,000 (4)           5,380


 Thomas J. Ferrara            2000         133,561              --         128,000 (2)           5,100
 (Treasurer and Chief         1999          98,435          50,000          27,500(3)(4)         2,953
  Financial Officer)          1998          90,898              --          17,500 (4)           2,952


 David S. Aldrich             2000         332,894              --         250,000 (2)          18,100 (6)
 (President and Chief         1999         205,119         245,000         200,000 (3)              --
  Executive Officer)          1998         173,850              --         210,000 (4)           2,333

 Robert J. Marino             2000         211,706              --         292,900 (2)           5,100
 (Executive V.P. and          1999         206,003         100,000         200,000 (3)           5,000
  Chief Sales and             1998      $  204,734        $     --         362,000 (4)       $   5,500
  Marketing Officer)


(1) There are no restricted stock awards or payouts pursuant to long-term investment plans.
(2) Options granted in 2000 are in Telos; Telos, Delaware; and Xacta common stock.
(3)  Options granted in 1999 are in Enterworks, Inc.'s common stock.
(4)  Options granted in 1999 and 1998 are in the Company's Class A common stock.
(5) All other compensation represents Company contributions on behalf of the executive officers to the Telos Shared Savings Plan, and in 1998 the amounts also include automobile and living allowances provided to certain executives.
(6) Included in these amounts are $13,000 in 2000, $8,000 in 1999 and 1998 for director's fees paid.
(7) The Company and its affiliate, Enterworks, Inc., have an agreement whereby Enterworks, Inc. reimburses the Company for $250,000 of Mr. Wood's annual salary.

Stock Option Grants

     The Summary Table of Options/SAR Grants in the Last Fiscal Year is set forth below for the stock option grants in 2000.



                                                                                                      Potential Realizable
                                     Number of                                                       Value at Assumed Rates
                                     Securities                                                          of Stock Price
                                     Underlying       % of Total                                        Appreciation of
                                     Options/SARs     Options/SARS   Exercise or                         5% or 10% for
Name and Principal Position          Granted            Granted       Base Price    Expiration Date       Option Term
---------------------------          -------            -------       ----------    ---------------       -----------
John B. Wood (Executive                   --              --             --               --                     --
Chairman)

William L.P. Brownley (former        20,000 (1)(4)       0.5           $1.37           Oct  2010           $17,232/$43,669
V.P. and former General Counsel)

Thomas J. Ferrara                    64,000 (2)          1.6           $3.85           Sept 2010         $154,960/$392,698
(Treasurer and Chief Financial       64,000 (3)          1.6           $0.75           Sept 2010           $30,187/$76,500
Officer)

David S. Aldrich (President and     250,000 (1)          6.4           $1.37           Oct  2010         $215,396/$545,857
Chief Executive Officer)

Robert J. Marino                    164,900 (1)(4)       4.2           $1.37           Oct  2010         $142,075/$360,047
(Executive V.P. and Chief Sales      64,000 (2)          1.6           $3.85           Sept 2010         $154,960/$392,698
and Marketing Officer)               64,000 (3)          1.6           $0.75           Sept 2010           $30,187/$76,500


(1)  Options granted were in the Class A common stock of the Company.
(2)  Options granted were in the common stock of Telos Delaware, Inc.
(3)  Options granted were in the common stock of Xacta Corporation.
(4) Options originally issued in 1990 and 1991 at an exercise price of $1.42 per share, were canceled and reissued on October 31, 2000. On that date, the market price of the stock was $1.37 per share.

Management Stock Options

     The following table shows, as to the individuals named in the Summary Compensation table, the number of shares acquired during such period through the exercise of options, and the number of shares subject to and value of all unexercised options held as of December 31, 2000.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                                                       Number of Securities            Value of Unexercised
                                                                      Underlying Unexercised        In-the-Money Options/SARs at
                                  Shares Acquired       Value         Options/SARs at FY-End                  FY-End
Name                                on Exercise        Realized      Exercisable/Unexercisable       Exercisable/Unexercisable
----                                -----------        --------      -------------------------       -------------------------
                                                                               (1)                             (2)

John B. Wood (Executive Chairman)        --              --             3,739,225/978,766              $3,284,281/$411,082


William L.P. Brownley
(former V.P. and former General Counsel) --              --               407,500/122,500                 $371,800/$43,350


Thomas J. Ferrara (Treasurer
and Chief Financial Officer)             --              --                33,500/147,000                   $13,510/$1,740

David S. Aldrich (President
and Chief Executive Officer)             --              --               995,000/165,000                 $679,900/$53,100

Robert J. Marino
(Executive V.P. and Chief
Sales and Marketing Officer)             --              --               717,600/472,300                $336,885/$118,365


(1) These aggregate amounts include exercisable options to purchase the common stock of Enterworks, Inc. for 2,060,000 shares held by Mr. Wood, 265,000 shares held by Mr. Brownley, 7,500 shares held by Mr. Ferrara, 400,000 shares held by Mr. Aldrich, and 200,000 shares held by Mr. Marino, respectively.

(2) These aggregate values include values for exercisable and unexercisable options to purchase the common stock of Enterworks, Inc. of $2,263,800 for Mr. Wood, $328,450 for Mr. Brownley, $8,100 for Mr. Ferrara, $562,000 for Mr. Aldrich, and $216,000 for Mr. Marino, respectively. All remaining amounts included in these values reflect the value of options to purchase the Class A Common Stock of the Company. These values are based upon an estimated fair market value at December 31, 2000 of $1.37 per share for the Company's Class A Common Stock and $1.85 per share for the common stock of Enterworks, Inc. These values were derived from valuations performed by an independent third party for the trustees of the Telos Shared Savings Plan, a defined contribution employee savings plan in which substantially all full-time employees are eligible to participate.

Compensation of Directors

     During the fiscal year ended December 31, 2000, employee directors were paid fees totaling $13,000 each for Board meetings attended. Outside directors, Mr. Byers and Dr. Bryen were paid an annual fee of $25,000 each, and further compensated $5,000 and $1,000 for meetings attended in excess of four meetings a year. Outside director, Mr. Sterrett earned annual fees of $7,000, and Mr. Boland waived payment for Board activity in 2000. Mr. Boland has asked to be compensated in 2001 for his Board membership in accordance with the annual fees for outside directors. The Chairman of the Board, Dr. Ikle, receives $100,000 annually for his service on the Board. In addition, Mr. Byers receives $5,000 per annum for his service as Proxy Chairman. The compensation paid to Mr. Byers and Dr. Bryen is paid pursuant to a proxy agreement between the Company, the Defense Security Service and certain of the Company shareholders. During the fiscal year ended December 31, 2000, no outside directors of the Company were awarded options.

     Effective July 1, 2000, the Board of Directors implemented a new compensation structure for the Board in which the Chairman of the Board receives $100,000 for his services. The plan provides payment of $25,000 per year to Proxy Holders, $5,000 per year for the Proxy Chairman, Directors fees of $10,000 per year with no additional compensation for meetings over four per year. Additionally, the structure provides Directors who serve on the Executive, Audit or Compensation Committees to receive annual options for 10,000 shares of Telos Class A common stock at market value.

Employment Contracts

     As of December 31, 2000, the Company was a party to agreements with certain of its executive officers. Mr. William L.P. Brownley, former Vice President and former General Counsel resigned in 2000. Mr. David S. Aldrich, Director, President and Chief Executive Officer, Mr. Robert J. Marino, Chief Sales and Marketing Officer, and Mr. John B. Wood, Director and Executive Chairman, currently have employment agreements with the Company. The agreements are for one year terms and provide for a payment of two years' base salary then in effect if involuntarily terminated or if the agreements are not extended. Accordingly, Messrs. Aldrich, Marino, and Wood would receive annually, given their present salary levels, $350,000, $218,000 and $350,000, respectively, for a two-year period.

     In addition to base salary, the executives are eligible for a discretionary bonus and for the grant of stock options under the agreements. The amount of the bonus is determined by reference to the amount, if any, of earnings before taxes and goodwill amortization of the Company for the year and at the Board of Directors and Chief Executive Officer's discretion. Each year the Company renegotiates these employment contracts as part of the yearly review process. Accordingly, in 2001, the Company expects to review the contracts described above. In addition, strategic hires or promotions may increase the number of Executives who have employment contracts.

Disclosure of Relationship with Independent Accountants

     PricewaterhouseCoopers LLP is the principal accountant for the Company. They have been the principal accountant for the Company since the fiscal year ended December 31, 1997. Their representatives will not be present at the security holders' meeting, however, security holders may direct their written correspondence to PricewaterhouseCoopers LLP. Total fees billed to the Company for PricewaterhouseCoopers LLP services provided to the Company for the fiscal year ended December 31, 2000 are as follows:

            Financial Information Systems
                     Design and
Audit Fees       Implementation fees           All other Fees        Total Fees
----------       -------------------           --------------        ----------
$ 184,000           $     0                    $  77,224             $ 261,224

                                           TELOS CORPORATION


                                            By:  /s/ Michelle C. Wertz
                                         ---------------------------------------
                                          Michelle C. Wertz, Corporate Secretary
Ashburn, Virginia

Exhibits
--------

A.  Audit Committee Charter

B.  Notice of Annual Meeting